EXHIBIT 4.14

First Amendment and Reaffirmation of Membership Interest Pledge Agreement

This First Amendment and Reaffirmation of Membership Interest Pledge Agreement (this “First Amendment”) is made and entered into as of August 17, 2012, by and between United American Healthcare Corporation, a Michigan corporation (“Pledgor”), and Fifth Third Bank, an Ohio banking corporation, successor by merger with Fifth Third Bank, a Michigan banking corporation (“Lender”).

1.           Background

A.           Lender has provided certain loans, extensions of credit and other financial accommodations (collectively the “Financial Accommodations”) to Pulse Systems, LLC, a Delaware limited liability company (“Borrower”) pursuant to: (a) that certain Loan and Security Agreement dated as of March 31, 2009, as amended by that certain First Amendment to Loan and Security Agreement dated as of September 23, 2009, that certain Second Amendment to Loan and Security Agreement dated as of June 18, 2010, that certain Third Amendment to Loan and Security Agreement dated as of June 30, 2011, and that certain Fourth Amendment to Loan and Security Agreement of even date herewith (the “Fourth Amendment to Loan Agreement”), each by and between Lender and Borrower (collectively, and as further amended, modified or restated from time to time, the “Loan Agreement”), and (b) the other documents, agreements and instruments referenced in the Loan Agreement or executed and delivered pursuant thereto, including, without limitation, that certain Membership Interest Pledge Agreement dated as of June 18, 2010, executed and delivered by Pledgor to Lender (the “Pledge Agreement”).

B.           Borrower and Pledgor desire Lender to provide certain additional financial accommodations pursuant to the Fourth Amendment to Loan Agreement (collectively, the “Additional Financial Accommodations”).

D.           Lender is willing to provide the Additional Financial Accommodations pursuant to the Fourth Amendment to Loan Agreement, provided, among other things, Pledgor executes and delivers this First Amendment to Lender.

E.           Pledgor acknowledges and agrees that (i) Pledgor has a financial interest in Borrower, (ii) Pledgor is benefited by the Additional Financial Accommodations made by Lender to Borrower, (iii) Pledgor’s execution and delivery of this First Amendment is a material inducement to Lender providing the Additional Financial Accommodations to Borrower, and (iv) without this First Amendment, Lender would not provide the Additional Financial Accommodations to Borrower.

F.           In consideration of the foregoing, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by Pledgor, Pledgor hereby covenants unto and agrees with Lender as set forth in this First Amendment.

2.           Recitals.  The foregoing recitals are hereby incorporated into this First Amendment.

3.           Definitions.                      Except as expressly set forth in this First Amendment, all terms which have an initial capital letter where not required by the rules of grammar are defined in the Pledge Agreement, including by reference to defined terms in the Loan Agreement.

4.           Amendment to Pledge Agreement.  Effective as of the date of this First Amendment, the Pledge Agreement is hereby amended as follows:

A.           Recitals.  Section B(i) of the Recitals to the Pledge Agreement is amended by deleting Section B(i) in its entirety and replacing it with the following:

“(i) Pledgor owns 100% (or 5,044,922 common units) of the currently issued and outstanding common Equity Interests of Borrower (collectively the “Membership Interests”), and Pledgor is, thus, benefitted by the Financial Accommodations made by Lender to Borrower,”

B.           Pledgor’s Representations, Warranties and Covenants.  The following provisions of Section 5 of the Pledge Agreement are hereby amended as follows:

i. Section 5(f) is hereby amended by deleting Section 5(f) in its entirety and replacing it with the following:

“(f)           Pledgor has good title to each item of the Pledged Collateral (and is the legal record and beneficial owner of each of the Membership Interests and Additional Membership Securities), free and clear of all encumbrances and liens except (i) Lender’s security interest hereunder; (ii) a pledge in favor of Pulse Sellers, LLC, a Utah limited liability company, provided such pledge is subordinated to the Lender’s lien in the Pledged Collateral pursuant to a subordination agreement in form and substance satisfactory to Lender; and (iii) the security interest granted to St George, pursuant to that Security Agreement dated August 14, 2012, between Pledgor and St George, provided such pledge is subordinated to the Lender’s lien in the Pledged Collateral pursuant to a written subordination agreement in form and substance satisfactory to Lender (the subordination agreements referred to above are hereinafter collectively and individually a “Subordinated Pledge”);”

ii. The definition of “Permitted Debt” set forth in Section 5 of the Pledge Agreement is hereby amended by deleting such definition in its entirety and replacing it with the following:

““Permitted Debt”  shall mean obligations of Pledgor pursuant to (A) (i) that certain promissory note dated September 28, 2011, as amended, in the original principal amount of $400,000, (ii) that certain promissory note dated December 9, 2011, as amended, in the original principal amount of $300,000, (iii) that certain promissory note dated February 9, 2012, as amended, in the original principal amount of $350,000, (iv) that certain promissory note dated May 16, 2012, as amended, in the original principal amount of $75,000 and (v) that certain promissory note dated August 14, 2012 in the original principal amount of $370,000, each executed by Pledgor in favor of St. George, and (B) unsecured Indebtedness for working capital or other general business purposes in an aggregate outstanding amount not to exceed $2,000,000 at any time.”

C.           Exhibit “A”.  Exhibit “A” to the Pledge Agreement is hereby amended by deleting Exhibit “A” in its entirety and replacing it with the following:

“Exhibit “A”
Certificates Representing Pledged Collateral

Certificate Number	Units	Percent Ownership
8	5,044,922 Common Units	100% of Common Units

5.           Reaffirmation of Pledge Agreement.  Pledgor hereby expressly:

(a)           consents to the execution by Borrower and Lender of the Fourth Amendment to Loan Agreement and the other agreements, documents and instruments executed and delivered in connection therewith;

(b)           acknowledges that the Liabilities (as defined in the Pledge Agreement) secured by the Pledge Agreement include all of the obligations and liabilities owing from time to time by Borrower to Lender, including, without limitation, under and pursuant to the Loan Agreement;

(c)           acknowledges that all references in the Pledge Agreement to the term “Loan Agreement” means the Loan and Security Agreement dated as of March 31, 2009, as amended by that certain First Amendment to Loan and Security Agreement dated as of September 23, 2009, that certain Second Amendment to Loan and Security Agreement dated as of June 18, 2010, that certain Third Amendment to Loan and Security Agreement dated as of June 30, 2011, and that certain Fourth Amendment to Loan and Security Agreement of even date herewith, each by and between Lender and Borrower as further amended or restated from time to time;

(d)           represents and warrants to Lender that (i) as of the date hereof, Pledgor owns 100% of the issued and outstanding common Equity Interests of Borrower, (ii) Pledgor is in full compliance with respect to all of the terms, provisions, covenants and negative covenants set forth in the Pledge Agreement, including, without limitation, the restrictions on indebtedness, dividends and liens set forth in Section 5(k) of the Pledge Agreement, and (iii) pursuant to Section 1.3(d) of that certain Securities Purchase Agreement dated as of June 17, 2010, by and among Pledgor and certain prior owners of Borrower, Pledgor has delivered to the “Seller Representative” (as defined therein) the “Buyer’s Shares” (as defined therein) referenced in the first sentence of such Section 1.3(d) and accordingly Pledgor is not required to deliver, and has not delivered, Common Units (as defined therein) of Borrower in lieu thereof;

(e)           reaffirms all of its obligations, liabilities, duties, covenants, negative covenants and agreements to and with Lender under the Pledge Agreement in all respects; and

(f)           agrees that such obligations, liabilities, duties, covenants, negative covenants and agreements shall continue in full force and effect and shall not be discharged, limited, impaired or affected in any matter whatsoever.

6.           Construction.

(a)           This First Amendment has been delivered and accepted in Chicago, Illinois, and shall be governed by and construed in accordance with the laws of the State of Illinois (excluding Illinois’ choice of law provisions), regardless of the laws that might otherwise govern under applicable principles of conflicts of law as to all matters, including matters of validity, construction, effect, performance and remedies.

(b)           If any provision contained herein is held to be invalid or unenforceable by a court of competent jurisdiction, such provision shall be severed herefrom and such invalidity or unenforceability shall not affect any other provision of this First Amendment, the balance of which shall remain in and have its intended full force and effect; provided, however, if such invalid or unenforceable provision shall be modified so as to be valid and enforceable as a matter of law, such provision shall be deemed to have been modified so as to be valid and enforceable to the maximum extent permitted by law.

(c)           If, and to the extent, the terms and provisions of this First Amendment contradict or conflict with the terms and provisions of the Pledge Agreement, the terms and provisions of this First Amendment shall govern and control; provided, however, to the extent the terms and provisions of this First Amendment do not contradict or conflict with the terms and provisions of the Pledge Agreement, the Pledge Agreement, as amended by this First Amendment, shall remain in and have its intended full force and effect, and Pledgor hereby affirms, confirms and ratifies the same.

(d)           This First Amendment may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.  A facsimile or email transmitted executed counterpart to this First Amendment will be deemed an acceptable original for purposes of consummating this First Amendment; provided, however, Pledgor shall be required to deliver to Lender original executed signature pages in substitution for said facsimile or email transmitted signature pages upon Lender’s request therefor.

[signature page follows]

IN WITNESS WHEREOF, Pledgor and Lender have duly executed this First Amendment on the day and year first above written.

United American Healthcare Corporation, a Michigan corporation By: /s/ John M. Fife Name: John M. Fife Title: Chairman	Fifth Third Bank, an Ohio banking corporation, successor by merger with Fifth Third Bank, a Michigan banking corporation